                                                                  EXHIBIT 10.32

               AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                 by and among

                    NATIONAL INFORMATION CONSORTIUM, INC.,

                            SDR ACQUISITION CORP.,

                                     and

                            SDR TECHNOLOGIES, INC.



                                 dated as of

                              February 16, 2000

                              TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
AGREEMENT AND PLAN OF REORGANIZATION AND MERGER. . . . . . . . . . . . . . . 1

                                  ARTICLE I
THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
 Section 1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . 2
 Section 1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
 Section 1.3  Effective Time . . . . . . . . . . . . . . . . . . . . . . . . 3
 Section 1.4  Effects of the Merger. . . . . . . . . . . . . . . . . . . . . 3
 Section 1.5  Charter and By-Laws. . . . . . . . . . . . . . . . . . . . . . 3
 Section 1.6  Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . 3
 Section 1.7  Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

                                  ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS. . 4
 Section 2.1  Cancellation of Shares of Common Stock . . . . . . . . . . . . 4
 Section 2.2  Conversion of Shares of Company Common Stock . . . . . . . . . 4
 Section 2.3  Company Options. . . . . . . . . . . . . . . . . . . . . . . . 6

                                 ARTICLE III
EXCHANGE OF SHARES/ESCROW. . . . . . . . . . . . . . . . . . . . . . . . . . 7
 Section 3.1  Exchange of Company Certificates . . . . . . . . . . . . . . . 7
 Section 3.2  Transfer Taxes; Withholding. . . . . . . . . . . . . . . . . .10
 Section 3.3  Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . .10
 Section 3.4  No Further Ownership Rights in Company Capital Stock . . . . .11
 Section 3.5  Lost, Stolen or Destroyed Company Certificates . . . . . . . .11

                                  ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY. . . . . . . . . . . . . . . . . .12
 Section 4.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . .12
 Section 4.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . . .13
 Section 4.3  Authority Relative to this Agreement . . . . . . . . . . . . .15
 Section 4.4  Consents and Approvals; No Violations. . . . . . . . . . . . .15
 Section 4.5  Financial Statements . . . . . . . . . . . . . . . . . . . . .16
 Section 4.6  Absence of Certain Changes . . . . . . . . . . . . . . . . . .16


                                        (i)


                                                                          PAGE
                                                                          ----
 Section 4.7  No Undisclosed Liabilities . . . . . . . . . . . . . . . . . .18
 Section 4.8  Information in Disclosure Documents. . . . . . . . . . . . . .19
 Section 4.9  No Default . . . . . . . . . . . . . . . . . . . . . . . . . .19
 Section 4.10  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .19
 Section 4.11  Compliance with Laws. . . . . . . . . . . . . . . . . . . . .20
 Section 4.12  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
 Section 4.13  Employee Benefit Plans; ERISA . . . . . . . . . . . . . . . .23
 Section 4.14  Intellectual Property . . . . . . . . . . . . . . . . . . . .27
 Section 4.15  Contracts and Commitments . . . . . . . . . . . . . . . . . .32
 Section 4.16  Labor Relations . . . . . . . . . . . . . . . . . . . . . . .33
 Section 4.17  Personnel . . . . . . . . . . . . . . . . . . . . . . . . . .35
 Section 4.18  Environmental Matters . . . . . . . . . . . . . . . . . . . .35
 Section 4.19  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .37
 Section 4.20  Title to Properties; Encumbrances . . . . . . . . . . . . . .38
 Section 4.21  Equipment . . . . . . . . . . . . . . . . . . . . . . . . . .38
 Section 4.22  Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . .38
 Section 4.23  Related Party Transactions. . . . . . . . . . . . . . . . . .39
 Section 4.24  Absence of Certain Payments . . . . . . . . . . . . . . . . .39
 Section 4.25  Brokers or Finders. . . . . . . . . . . . . . . . . . . . . .39
 Section 4.26  Books and Records . . . . . . . . . . . . . . . . . . . . . .40

                                  ARTICLE V
REPRESENTATIONS AND
WARRANTIES OF PARENT AND MERGER SUB. . . . . . . . . . . . . . . . . . . . .40
 Section 5.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . .40
 Section 5.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . . .40
 Section 5.3  Authority Relative to this Agreement . . . . . . . . . . . . .41
 Section 5.4  Consents and Approvals; No Violations. . . . . . . . . . . . .41
 Section 5.5  SEC Reports and Financial Statements . . . . . . . . . . . . .42
 Section 5.6  Absence of Certain Changes . . . . . . . . . . . . . . . . . .42
 Section 5.7  Information in Disclosure Documents. . . . . . . . . . . . . .43
 Section 5.8  Activities of Merger Sub . . . . . . . . . . . . . . . . . . .43
 Section 5.9  No Default . . . . . . . . . . . . . . . . . . . . . . . . . .43
 Section 5.10  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .44
 Section 5.11  Brokers or Finders. . . . . . . . . . . . . . . . . . . . . .44


                                        (ii)


                                                                          PAGE
                                                                          ----
                                  ARTICLE VI
COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . .44
 Section 6.1  Conduct of Business Pending Merger . . . . . . . . . . . . . .44
 Section 6.2  No Solicitation of Competing Transaction . . . . . . . . . . .47
 Section 6.3  Shareholder Approval . . . . . . . . . . . . . . . . . . . . .48
 Section 6.4  Further Information. . . . . . . . . . . . . . . . . . . . . .48
 Section 6.5  Access; Confidentiality. . . . . . . . . . . . . . . . . . . .49
 Section 6.6  280G Consent . . . . . . . . . . . . . . . . . . . . . . . . .49
 Section 6.7  Company Warrants . . . . . . . . . . . . . . . . . . . . . . .49

                                 ARTICLE VII
OTHER COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
 Section 7.1  Fairness Hearing . . . . . . . . . . . . . . . . . . . . . . .50
 Section 7.2  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . .51
 Section 7.3  Directors' and Officers' Indemnification . . . . . . . . . . .52
 Section 7.4  Notification of Certain Matters. . . . . . . . . . . . . . . .54
 Section 7.5  Tax-Free Reorganization. . . . . . . . . . . . . . . . . . . .54
 Section 7.6  Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . . .55
      Section 7.7  Company 401(k) Plan . . . . . . . . . . . . . . . . . . .55

                                 ARTICLE VIII
CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .55
 Section 8.1  Conditions to Each Party's Obligation To Effect the Merger . .55
 Section 8.2  Conditions of Obligations of the Company . . . . . . . . . . .56
 Section 8.3  Conditions of Obligations of Parent. . . . . . . . . . . . . .57

                                  ARTICLE IX
TERMINATION AND AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . .59
 Section 9.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . .59
 Section 9.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . .61


                                        (iii)


                                                                          PAGE
                                                                          ----
                                  ARTICLE X
INDEMNIFICATION AND ESCROW . . . . . . . . . . . . . . . . . . . . . . . . .62
 Section 10.1  Survival of Representations and Warranties. . . . . . . . . .62
 Section 10.2  Indemnification by the Shareholders Indemnitors . . . . . . .62
 Section 10.3  Procedure for Third Party Claims. . . . . . . . . . . . . . .62
 Section 10.4  Indemnity Period. . . . . . . . . . . . . . . . . . . . . . .64
 Section 10.5  Satisfaction of Indemnification Claim . . . . . . . . . . . .64
 Section 10.6  Indemnification Basket. . . . . . . . . . . . . . . . . . . .64
 Section 10.7  FIRPTA Affidavit. . . . . . . . . . . . . . . . . . . . . . .65

                                  ARTICLE XI
DEFINITIONS AND INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . .65
 Section 11.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . .65
 Section 11.2  Interpretation. . . . . . . . . . . . . . . . . . . . . . . .73

                                 ARTICLE XII
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .74
 Section 12.1  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .74
 Section 12.2  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .74
 Section 12.3  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . .75
 Section 12.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .75
 Section 12.5  Descriptive Headings. . . . . . . . . . . . . . . . . . . . .76
 Section 12.6  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .76
 Section 12.7  Entire Agreement; Assignment. . . . . . . . . . . . . . . . .76
 Section 12.8  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .77
 Section 12.9  Specific Performance. . . . . . . . . . . . . . . . . . . . .77
 Section 12.10  Parties in Interest. . . . . . . . . . . . . . . . . . . . .77

EXHIBITS
      A     Shareholders to Execute Voting Agreements. . . . . . . . . . . A-1
      B     Form of Voting and Warrant Exercise Agreement. . . . . . . . . B-1
      C     Indemnification Escrow Agreement . . . . . . . . . . . . . . . C-1
      D     Supplemental Indemnification Agreement . . . . . . . . . . . . D-1



                                        (iv)

               AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


            This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "AGREEMENT"), dated as of February 16, 2000, by and among National Information Consortium, Inc., a Colorado corporation ("PARENT"), SDR Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and SDR Technologies, Inc., a California corporation (the "COMPANY"). CERTAIN CAPITALIZED TERMS USED IN THIS AGREEMENT HAVE THE MEANINGS ASCRIBED TO THEM IN SECTION 11.1 HEREOF.

                             W I T N E S S E T H:

            WHEREAS, the Board of Directors of Parent has approved, and deems it advisable and in the best interests of its stockholders to consummate, the merger (the "MERGER") of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein;

            WHEREAS, the Company Board, having carefully considered the long-term prospects and interests of the Company and the Shareholders, has approved the transactions contemplated hereby and has resolved to recommend to the Shareholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

            WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Shareholders set forth in Exhibit A hereto, who include at least a majority of the voting power with respect to each separate class vote of the Company Required Vote on a Fully Diluted Basis, shall enter into Voting Agreement substantially in the form of Exhibit B attached hereto (the "VOTING AND WARRANT EXERCISE AGREEMENT"), pursuant to which, among other things, (a) each such holder has agreed to vote shares of Company Common Stock and/or Company Preferred Stock (collectively, the "COMPANY CAPITAL STOCK") held by such holder in favor of approval and adoption of this Agreement and (b) each holder of a Company Warrant has agreed to exercise such Company Warrant prior to the Effective Time;

            WHEREAS, as Parent's condition to the consummation of the transactions contemplated by this Agreement and to incur the obligations set forth herein, Parent and the Shareholders shall enter into an indemnification escrow agreement in the form of Exhibit C attached hereto (the "INDEMNIFICATION ESCROW AGREEMENT"), pursuant to which a portion of the Merger Consideration is to be placed in an escrow account to secure certain indemnification obligations of the Company to Parent;

            WHEREAS, each Shareholder shall, prior to the Closing, enter into a supplemental escrow agreement in the form of Exhibit D attached hereto (the "SUPPLEMENTAL INDEMNIFICATION AGREEMENT");

            WHEREAS, in order to receive the Merger Consideration described herein, each Shareholder shall execute the Indemnification Escrow Agreement provided in the Letter of Transmittal;

            WHEREAS, the Boards of Directors of each of Parent and Merger Sub, and the sole stockholder of Merger Sub have approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the California General Corporation Law ("CGCL"), and the Company Board has approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the CGCL; and

            WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE").

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

                                  THE MERGER

            Section 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with section 1110 et seq. of the CGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING

CORPORATION") and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the CGCL.

            Section 1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., Los Angeles time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement (the "CLOSING DATE"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

            Section 1.3 EFFECTIVE TIME. Concurrently with the Closing, the parties hereto shall execute and file an agreement of merger between Merger Sub and the Company together with the related officers' certificates required by section 1103 of the CGCL, in the form attached to this agreement as Exhibit D (the "CERTIFICATE OF MERGER"), with the Secretary of State of the State of California (the "SECRETARY OF STATE"). The parties hereto shall make all other filings, recordings or publications required by the CGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State (the time at which the Merger becomes effective being the "EFFECTIVE TIME").

            Section 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in section 1107 of the CGCL. From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

            Section 1.5  CHARTER AND BY-LAWS.    The articles of
incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation of the Surviving Corporation.

                  (b) The by-laws of Merger Sub shall be the by-laws of the Surviving Corporation thereafter amended as provided by law and such by-laws of the Surviving Corporation.

            Section 1.6 DIRECTORS. The directors of Merger Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            Section 1.7 OFFICERS. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

            Section 2.1 CANCELLATION OF SHARES OF COMPANY CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Common Stock, no par value of the Company (the "COMPANY COMMON STOCK") and Company Preferred Stock held by the Company as treasury stock immediately prior to the Effective Time (the "CANCELLED SHARES") shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto.

            Section 2.2  CONVERSION OF SHARES OF COMPANY COMMON STOCK.

                  (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Cancelled Shares) shall be converted, subject to subsection (b) of this Section 2.2, into a fraction of a fully paid and nonassessable share ("PARENT SHARES") of Common Stock, no par value per share, of Parent ("PARENT COMMON STOCK") equal to the Exchange Ratio (the "MERGER CONSIDERATION"). The "EXCHANGE RATIO" shall be .5857.

            All shares of Company Common Stock to be converted into the Merger Consideration pursuant to this Section 2.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate representing, prior to the Effective Time any shares of Company Capital Stock or Company Warrants, shall thereafter cease to have any rights with respect to such shares of Company Capital Stock or Company Warrants, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 3.1(c) hereof and (iii) any cash to be paid in lieu of any fractional Parent Share in accordance with Section 3.1(d) hereof.

                  (b) INDEMNIFICATION ESCROW AGREEMENT. Notwithstanding subsection (a) of this Section 2.2, (i) each Shareholder must execute the Indemnification Escrow Agreement in order to be entitled to receive the Merger Consideration and (ii) the Merger Consideration shall be reduced pro rata by any amounts paid to Parent pursuant to the Indemnification Escrow Agreement.

                  (c) TREATMENT OF COMPANY PREFERRED STOCK. (i) Subject to subsection (b) of this Section 2.2, at the Effective Time each issued and outstanding share of Company Preferred Stock, other than any shares of Company Preferred Stock to be cancelled in accordance with Section 2.1 hereof and other than Dissenting Shares, if any, shall be converted into the right to receive the Merger Consideration that the holder of such Company Preferred Stock would have received pursuant to Section 2.2(a) hereof (subject to the proviso therein) had such holder converted such shares of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time.

                  (d) CAPITAL STOCK OF MERGER SUB. No shares of Merger Sub stock will be issued directly or indirectly in the Merger. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share of the Surviving Corporation.

                  (e) TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be fully authorized in the name of either or both of the Company or Merger Sub or otherwise to take, and Parent and the Company shall cause such officers and directors to take, all such lawful and necessary action, so long as such action is not inconsistent with the Agreement.

            Section 2.3  COMPANY OPTIONS.

                  (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "COMPANY OPTION") issued under the Company Benefit Plan (each, a "COMPANY STOCK PLAN") or otherwise, whether vested or unvested, shall be assumed by Parent and shall thereupon constitute an option to acquire that number of shares of Parent Common Stock equal to (i) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded to the nearest whole share, at a price per share of Parent Common Stock equal to (x) the per share exercise price of the Company Option immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounded to the nearest whole cent. As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of a Company Option an appropriate notice setting forth the terms of such assumption.

                  (b) Except as may be otherwise agreed to by Parent and the Company or as otherwise contemplated or required to effectuate this
Section 2.5, the Company Benefit Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be deleted as of the Effective Time.

                  (c) The Company shall take all necessary actions to provide that as of the Effective Time no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Company Option.

                                 ARTICLE III

                          EXCHANGE OF SHARES/ESCROW

            Section 3.1  EXCHANGE OF COMPANY CERTIFICATES/ESCROW DEPOSIT.

                  (a) At or within two business days of the Effective Time, Parent shall deposit, or cause to be deposited (i) with the Exchange Agent for the benefit of holders of shares of Company Common Stock, certificates representing

Parent Shares constituting 90% of the Merger Consideration (the "CURRENT CONSIDERATION") and (ii) with the Escrow Agent (as defined in the Indemnification Escrow Agreement) certificates representing Parent Shares constituting 10% of the Merger Consideration. Such Merger Consideration deposited with the Escrow Agent, together with any other securities of Parent issued by means of dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like upon or with respect to the Parent Shares (collectively, the "ESCROW SHARES") shall be held as collateral for the indemnification obligations under Article X hereof and pursuant to the Indemnification Escrow Agreement. The disposition of the Escrow Shares by the Escrow Agent shall be governed by the terms of this Agreement and the Indemnification Escrow Agreement.

                  (b) As of or promptly following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send by courier or overnight delivery (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "COMPANY CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent and that shall be in the form and have such other provisions as Parent and the Company may reasonably specify) (the "LETTER OF TRANSMITTAL") which shall, among other things, provide that each Shareholder who executes such Letter of Transmittal shall become a party to and be bound by the Indemnification Escrow Agreement which shall be attached as an exhibit to the Letter of Transmittal; and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for (A) a certificate or certificates representing that number of whole Parent Shares, if any, into which the number of shares of Company Capital Stock previously represented by such Company Certificate shall have been converted pursuant to this Agreement and (B) the amount of cash, if any, into which all or a portion of the number of shares of Company Capital Stock previously represented by such Company Certificate shall have been converted pursuant to this Agreement in lieu of fractional Parent Shares (which instructions shall provide that at the election of the surrendering holder, Company Certificates may be surrendered, and the Merger Consideration in exchange therefor collected by hand delivery). Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Current Consideration for each share of Company Capital Stock formerly represented by such Company Certificate, to be sent by courier or overnight delivery (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Company Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Company Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Company Certificates on the Merger Consideration (or the cash pursuant to subsections (c) and (d) below) payable upon the surrender of the Company Certificates.

                  (c) No dividends or other distributions with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the Parent Shares represented thereby by reason of the conversion of shares of Company Capital Stock pursuant to Section 2.2(a) hereof and no cash payment in lieu of fractional Parent Shares shall be paid to any such holder pursuant to Section 3.1(d) hereof until such Company Certificate is surrendered in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid, without interest, to the Person in whose name the Parent Shares representing such securities are registered (i) at the time of such surrender, the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Section 3.1(d) hereof and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Parent Shares issued upon conversion of Company Capital Stock, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Shares.

                  (d) Notwithstanding any other provision of this Agreement, no fraction of a Parent Share will be issued and no dividend or other distribution, stock split or interest with respect to Parent Shares shall relate to any fractional Parent Share, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of Parent. In lieu of any such fractional security, each holder of shares of Company Common Stock otherwise entitled to a fraction of a Parent Share (after aggregating all fractional shares of Parent Common

Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Exchange Ratio.

                  (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 3.1 (the "EXCHANGE FUND") that remains undistributed to the holders of the Company Certificates for three months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Capital Stock prior to the Merger who have not theretofore complied with this Article III shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for (1) Parent Shares, if any, (2) any cash without interest, to be paid, in lieu of any fractional Parent Shares and (3) any dividends or other distributions with respect to Parent Shares to which such holders may be entitled.

                  (f) None of Parent, Merger Sub or the Company or the Exchange Agent shall be liable to any Person in respect of any Parent Shares held in the Exchange Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which (i) any Parent Shares, (ii) any cash in lieu of fractional Parent Shares or (iii) any dividends or distributions with respect to Parent Shares in respect of such Company Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Parent Shares, cash, dividends or distributions in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

                  (g) The Exchange Agent shall invest any cash, if any, included in the Exchange Fund, as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. Nothing contained in this Section 3.1(g) shall relieve Parent or the Exchange Agent from making the payments required by this Article III to be made to the holders of shares of Company Capital Stock.

            Section 3.2 TRANSFER TAXES; WITHHOLDING. If any certificate for a Parent Share is to be issued to, or cash is to be remitted to, a Person (other than the Person in whose name the Company Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Parent Shares (or cash in lieu of fractional Parent Shares) otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Capital Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent. Parent shall remit such withheld amounts to the appropriate Governmental Entity.

            Section 3.3  DISSENTING SHARES.

                  (a) "DISSENTING SHARES"shall have the meaning set forth in section 1300 of the CGCL.

                  (b) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 2.2 hereof, but the holder thereof shall be entitled to only such rights as are granted by the CGCL.

                  (c) If any holder of shares of Company Capital Stock who demands appraisal of such holder's shares of Company Capital Stock under the CGCL effectively withdraws or loses (through failure to perfect or otherwise) such holder's right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Company Capital Stock shall automatically be converted into and represent only the right to receive Parent Common Stock as provided in Section 2.2(a) hereof, without interest, upon surrender of the Company Certificate or Company Certificates representing such shares of Company Capital Stock pursuant to Section 3.1 hereof.

                  (d) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to the CGCL received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

            Section 3.4 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. The Merger Consideration (including Merger Consideration deposited into the Escrow Fund) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by Company Certificates surrendered for exchange, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

            Section 3.5 LOST, STOLEN OR DESTROYED COMPANY CERTIFICATES. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 3.1 hereof; PROVIDED, HOWEVER, that Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF COMPANY

            Except as set forth in Schedule A prepared and signed by an appropriate officer of the Company delivered to Parent at the execution of this Agreement setting forth specific exceptions to the Company's representations and warranties set forth herein, including reference to the applicable representation (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent as set forth below.

            Section 4.1 ORGANIZATION. (a) The Company and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such other jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations of the Company and its Subsidiaries, taken as a whole but shall not include (i) any effect or change that results from the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement (except with respect to effects or changes related to employees of the Company), (ii) any effect or change that results from the taking of any action contemplated by this Agreement or expressly permitted by the consent of Parent pursuant to this Agreement and (iii) any effect or change that results from continued financial losses of the Company as a result of the operations of the Company in the ordinary course of business consistent with past practice. The Company has heretofore delivered to Parent accurate and complete copies of its Articles of Incorporation (the "COMPANY ARTICLES") and Bylaws and the organizational documents of each of its Subsidiaries, in each case, as currently in effect.

                  (b) Section 4.1(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Subsidiary of the Company. Other than as set forth in such list, the Company does not own directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership in trust in any business other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity.

                  (c) The Company owns all of the outstanding shares of capital stock of each of its Subsidiaries. There are no outstanding offers, subscriptions, options, conversion rights, warrants or other agreements or commitments (either firm or conditional) obligating the Company or any Subsidiary to issue, sell, grant or otherwise dispose of (or cause to be issued, sold, granted or otherwise disposed of) any capital stock of a Subsidiary. Section 4.1(c) of the Company Disclosure Schedule lists, for each Subsidiary, its authorized capital stock, the number of its shares issued and outstanding and its jurisdiction of incorporation or organization.

            Section 4.2  CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, of which 2,758,104 shares were issued and outstanding as of January 25, 2000, (ii) 10,000,000 shares of Company Preferred Stock, of which 1,000,000 have been designated Series A Preferred Stock, 205,907 shares of which are issued and outstanding as of January 25, 2000. As of January 25, 2000 (i) 150,000 shares of Company Capital Stock were issued and held in the treasury of the Company, (ii) 1,000,000 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Warrants, and (iii) 383,418 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Options. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options and Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Company Articles. Since the date of the filing of the Company Articles or the Certificate of Amendment thereto, there have not occurred any events that would cause any adjustment or readjustment in the applicable conversion prices of such Company Preferred Stock. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

                  (b) As of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights ("VOTING DEBT") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (c) There are no voting trusts or other agreements or understandings to which the Company is a party or of which the Company has knowledge with respect to the voting of the capital stock of the Company.

                  (d) Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

                  (e) No Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any lien on its properties or assets. For purposes of this Agreement, "INDEBTEDNESS" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

                  (f) Section 4.2 of the Company Disclosure Schedule sets forth each outstanding Company Option and identifies the holder thereof.

            Section 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the approval and adoption of this Agreement by the Company Required Vote. Shareholders sufficient to assure the receipt by the Company Required Vote to approve the Merger have duly executed and delivered the Voting and Warrant Exercise Agreement.

            Section 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the hearing (the "FAIRNESS HEARING") to be held pursuant to section 25142 of the California Corporate Securities Law of 1968, as amended (the "CSL") and the filing and recordation of the Certificate of Merger and in accordance with the requirements of the CGCL, no notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (a "GOVERNMENTAL ENTITY"), or any private third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any material breach of any provision of the Company Articles or Bylaws or the organizational documents of any Subsidiary of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any mortgage, pledge, charge, security interest, claim or encumbrance of any kind (collectively, a "LIEN")) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, or its properties or assets, except with respect to clauses (ii) and (iii), where such violation, breach, default, termination, acceleration, cancellation or creation of a Lien could not reasonably be expected to result in a Company Material Adverse Effect.

            Section 4.5 FINANCIAL STATEMENTS. The Company has previously provided Parent with its audited balance sheet as of December 31, 1999 (the "DECEMBER BALANCE SHEET") and the related statements of results of operations and statements of cash flows for the fiscal year and the period then ended, including, with respect to the audited financial statements, the notes thereto (the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements for the year ended December 31, 1999 have been audited by London & Co., the Company's independent accountants. The Company Financial Statements fairly present, in all material respects, in accordance with United States generally accepted accounting principles ("US GAAP") consistently applied, the financial position of the Company as of such dates and its results of operations and cash flows for such fiscal periods except, in the case of such unaudited statements, for normal recurring year end adjustments which adjustments will not be material, either individually, or in the aggregate.

            Section 4.6  ABSENCE OF CERTAIN CHANGES.

            Except as and to the extent set forth in the Company Financial Statements, from December 31, 1999 to the date of this Agreement, the Company did not:

                  (a)   suffer any Company Material Adverse Effect;

                  (b) incur any liabilities or obligations (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice, which neither singly or in the aggregate exceed $25,000 except under any line of credit existing on the December Balance Sheet (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves other than trade payables incurred in the ordinary course of business and consistent with past practice;

                  (c) pay, discharge or satisfy any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the December

Balance Sheet or incurred in the ordinary course of business and consistent with past practice since December 31, 1999;

                  (d) permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except for Liens for current taxes not yet due or Liens the incurrence of which could not reasonably be expected to have a Company Material Adverse Effect;

                  (e) write-down the value of any of its material inventory (including write-downs by reason of shrinkage or mark-down) or write-off as uncollectible any notes or accounts receivable, except for immaterial write-downs or write-offs in the ordinary course of business and consistent with past practice and except for write-downs or write-offs for which reserves have been established on the December Balance Sheet;

                  (f) cancel any debts or waived any claims or rights of substantial value;

                  (g) sell, transfer, or otherwise dispose of any of its material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                  (h) grant any increase in the compensation or benefits of any director, officer, employee or consultant of the Company (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company, except in the case of employees other than officers of the Company for such increases in compensation or benefits made in the ordinary course of business and consistent with past practice;

                  (i)   make any change in severance policy or practices;

                  (j) make any capital expenditure or acquire any property, plant and equipment for a cost in excess of $50,000 per fiscal quarter in the aggregate;

                  (k) declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

                  (l) make any change in any method of tax or financial accounting or accounting practice or make or change any election for federal, state, local or foreign tax purposes;

                  (m) make any tax election, settle or compromise any federal, state, local or foreign income tax liability, or waive or extend the statute of limitations in respect of any such taxes;

                  (n) pay, loan or advance (other than reasonable travel advances) any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate or associate of any of its officers, directors or shareholders except for directors' fees, and compensation to employees at rates not inconsistent with the Company's past practice or make any changes in its existing borrowing or lending arrangements for or on behalf of any such person; or

                  (o) agree, whether in writing or otherwise, to take any action described in this Section.

            Section 4.7 NO UNDISCLOSED LIABILITIES. Except as and to the extent provided in the December Balance Sheet, except for liabilities for future performance under contracts scheduled in Section 4.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries at December 31, 1999 had any material liabilities (whether contingent or absolute, direct or indirect, known or unknown to the Company or matured or unmatured) that were not fully reflected or fully reserved against in the December Balance Sheet, respectively, or incurred other than in the ordinary course.

            Section 4.8 INFORMATION IN DISCLOSURE DOCUMENTS. None of the information supplied in writing by the Company for inclusion or incorporation by reference in (i) the Application will, at the time the Application is filed with the Commissioner and at the time the Fairness Hearing is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the information provided to Shareholders relating to the Special Meeting to be held in connection with the Merger (the "INFORMATION STATEMENT") at the time it is mailed to the Shareholders and at the time of the meeting of the Shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            Section 4.9 NO DEFAULT. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) the Company Articles or its Bylaws or the organizational documents of the Company's Subsidiaries, respectively,
(ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, except as could not reasonably be expected to have a Company Material Adverse Effect, (iii) any order, writ, injunction, decree, or (iv) any statute, rule or regulation applicable to the Company or any of its Subsidiaries, except as could not reasonably be expected to have a Company Material Adverse Effect.

            Section 4.10 LITIGATION. There is no action, suit, proceeding, arbitration, investigation pending or, to the knowledge of the Company, threatened by or before any Governmental Entity involving the Company or any of its Subsidiaries except as could not reasonably be expected to have a Company Material Adverse Effect. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any employees of the Company or any of its Subsidiaries or their obligations under any agreements with prior employers. Neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any order or decree of any Governmental Entity. There is no action, suit, proceeding, arbitration or, to the knowledge of the Company, investigation involving the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries presently intends to initiate.

            Section 4.11 COMPLIANCE WITH LAWS. The Company and each of its Subsidiaries is in compliance with, and has not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof, including 8 U.S.C. Section 1324a and all related Immigration Reform and Control Act provisions which require the hiring and employment of individuals authorized to work in the United States, which materially affects the business, properties, assets or prospects of the Company and its Subsidiaries taken as a whole, and no notice, charge, claim or action has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company alleging any such violation, except for any matter otherwise covered by this sentence which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect could not reasonably be expected to have a Company Material Adverse Effect.

            Section 4.12  TAXES.

                  (a) The Company duly elected to be treated as an S corporation under the Code and all pertinent state tax laws for all tax years from the date of its organization through the tax year ended December 31, 1997, and had been qualified and treated as an S corporation for federal and state income tax purposes from the date of its organization through the tax year ended December 31, 1997.

                  (b) The Company and its Subsidiaries: (i) have duly and timely filed (or there has been filed on their behalf) with the appropriate taxing authorities all Tax Returns required by applicable laws to be filed by them, and all such Tax Returns are true, correct and complete and (ii) have timely paid or there has been paid on their behalf all Taxes due or claimed to be due from them by any taxing authority with respect to any period prior to or ending as of the Effective Time, or, with respect to Current Taxes, have established an adequate accrual for the payment of Current Taxes on the balance sheet for such fiscal period. For purposes of this Agreement, "Current Taxes" shall include only Taxes with respect to the Company's and its Subsidiaries' Taxable year that includes the Effective Time to the extent such Taxes are not yet due and payable on or prior to the Effective Time.

                  (c) The Company and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Section 1441 and 1442 of the Code or similar provisions under any state, local or foreign law) and have, within the time and manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable laws.

                  (d) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries except for statutory Liens for current Taxes not yet due and for which adequate reserves have been established.

                  (e) Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed and no outstanding waivers or comparable consents that are still in effect regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries.

                  (f) No federal, state, local or foreign audits, examinations or other administrative proceedings or court proceedings ("AUDITS") exist or have been initiated of which the Company has received notice or completed with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries, and no issue has been raised in writing by any tax authority in any Audit of the Company or any of its Subsidiaries that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any such period not so audited.

                  (g) Neither the Company nor any of its Subsidiaries has requested or received an adverse ruling from any taxing authority or signed a closing or other agreement with any taxing authority.

                  (h) The applicable statute of limitations for the assessment of Taxes for taxable periods ending before December 31, 1995 has expired for the Company and its Subsidiaries.

                  (i) Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method).

                  (j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

                  (k) No power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes.

                  (l) The reserves for Taxes reflected in the December Balance Sheet are adequate for the payment of all Taxes incurred or which may be incurred by the Company and its Subsidiaries through the date thereof. Since the date of the December Balance Sheet, the Company and its Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business.

                  (m) Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group filing a consolidated Tax Return (or similar state or local filing group for Tax purposes) other than a consolidated Tax Return where the Company is the common parent.

                  (n) Neither the Company nor any of its Subsidiaries is, or has ever been, a United States real property holding company as defined in
Section 897(c)(2) of the Code.

                  (o) Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

                  (p) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  (q) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (r) Neither the Company nor any of its Subsidiaries has received notice of any claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

                  (s) The Company has previously delivered or made available to Parent complete and accurate copies of each of: (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a taxing authority relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries (ii) the United States federal income Tax Returns for the years ended December 31, 1996 through December 31, 1998, and state, local and foreign income Tax Returns, for the years ended December 31, 1996 through December 31, 1998, filed by the Company or any of its Subsidiaries, and (iii) any closing agreements entered into by the Company or any of its Subsidiaries with any taxing authority in each case existing on the date hereof. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof.

                  (t) For purposes of this Agreement, (i) "TAXES" (including, with correlative meaning, the term "TAX") shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "TAX RETURN" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes or the refiling of any such Tax Return previously filed.

            Section 4.13  EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) Section 4.13 of the Disclosure Schedule contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the "PLANS").

Section 4.13(a) of the Disclosure Schedule identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA PLANS"). None of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

                  (b) With respect to each of the Plans, the Company has heretofore delivered to the Parent true and complete copies of each of the following documents, as applicable:

                        (i) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

                        (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                        (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                        (iv)  a copy of the most recent Summary Plan
      Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                        (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

                        (vi) all contracts relating to the Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                        (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

                  (c) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever maintained, established, sponsored, participated in or contributed to any ERISA Plan that is subject to Title IV of ERISA.

                  (d) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to the Company's knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975(a) or (b), 4976 or 4980B of the Code.

                  (e) All contributions and premiums which the Company, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its Subsidiaries, and none of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

                  (f) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever contributed to or be requested to contribute to any "multiemployer pension plan, " as such term is defined in Section 3(37) of ERISA.

                  (g) To the knowledge of the Company, each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

                  (h) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.
 The Company has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred which would affect such qualified status.

                  (i) Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

                  (j) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                  (k) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any "employee pension plan" as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, or
(iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

                  (l) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event,
(i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

                  (m) There are no pending or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

            Section 4.14  INTELLECTUAL PROPERTY.

                  (a) "INTELLECTUAL PROPERTY" means any United States and foreign, international and state: patents and patent applications, industrial design registrations, certificates of invention and utility models (collectively, "PATENTS"); trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "TRADEMARKS"); Internet domain names; copyrights, copyright registrations, renewals and applications for copyrights, including without limitation for the Content and the Software (collectively, "COPYRIGHTS"); Content; Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, "TRADE SECRETS"); rights of privacy and publicity, including, but not limited to, the names, likenesses, voices and biographical information of real persons; and all license agreements and other agreements granting rights relating to any of the foregoing. "SOFTWARE" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on Internet site(s), and (v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing. "CONTENT" means any and all information, pictures, images, graphics, video, audio, text and any other content or information, in whatever form and on any media.

            (b) The Company and each of its Subsidiaries own or have the valid right to use all Intellectual Property as currently used in connection with the business of the Company and its Subsidiaries, including, without limitation, all license agreements and other agreements granting rights relating to any Intellectual Property to which the Company or any of its Subsidiaries is a party or is otherwise bound ("LICENSE AGREEMENTS") (collectively, "COMPANY INTELLECTUAL PROPERTY").

            (c) Section 4.14(c)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all registrations, applications, or materially unregistered United States, foreign, international and state (i) Patents, (ii) Trademarks, (iii) Internet domain names, and (iv) Copyrights, including Content and Software, indicating for each, the applicable jurisdiction, record owner, registration number (or application number), and date issued (or date filed). Section 4.14(c)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all License Agreements granting or restricting any right to use or practice any rights in connection with any Intellectual Property, to which the Company or any of its Subsidiaries is a party or is otherwise bound, except for those licenses for software that may be readily obtained in the public marketplace for less than $25,000 individually or $500,000 in the aggregate, indicating for each the title, the parties, date executed, and the Intellectual Property covered thereby.

            (d) The Intellectual Property owned by the Company or any of its Subsidiaries is solely and exclusively owned by the Company or its Subsidiaries free and clear of all Liens, and the Company or its Subsidiaries is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for all registrations and applications for any Intellectual Property that it owns.

            (e) All Company Intellectual Property had been duly maintained, is valid and subsisting, in full force and effect, and has not been cancelled, expired, or abandoned. There is no pending or, to the knowledge of the Company, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the items set forth on Section 4.14(c)(1) of the Company Disclosure Schedule, or, to the best knowledge of the Company, against any Company Intellectual Property licensed to the Company or any of its Subsidiaries as set forth in Section 4.14(c)(2) of the Company Disclosure Schedule, which if resolved adversely to the Company or its Subsidiaries, would have a Company Material Adverse Effect.

            (f) There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations to which the Company or any of its Subsidiaries is a party or is otherwise bound, which (i) restrict the rights of the

Company or any of its Subsidiaries to use any Company Intellectual Property,
(ii) restrict the business of the Company or any of its Subsidiaries in order to accommodate a third party's Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property which would otherwise infringe any Company Intellectual Property. The Company and each of its Subsidiaries have not licensed or sublicensed their rights in any material Intellectual Property other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Company or its Subsidiaries for the use of or right to use any Company Intellectual Property in connection with the business of the Company or its Subsidiaries as currently conducted, except pursuant to the License Agreements set forth on Section 4.14(c)(2) of the Company Disclosure Schedule. The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief and other forms of relief of equitable relief may be subject to equitable defenses, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or its Subsidiaries, or, to the knowledge of the Company, by any other party under any such License Agreement.

            (g) The Company and each of its Subsidiaries take reasonable measures to protect the confidentiality of their Trade Secrets, including requiring employees and independent contractors having access thereto to execute written non-disclosure agreements. To the knowledge of the Company, no Trade Secret material to the business of the Company or any of its Subsidiaries as currently operated has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other entity, other than pursuant to a non-disclosure agreement that adequately protects the proprietary interests of the Company or any of its Subsidiaries in and to such Trade Secrets. To the best knowledge of the Company, no party to any non-disclosure agreement relating to its Trade Secrets is in breach thereof.

            (h) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, the employees of the Company or any of its Subsidiaries have any agreements or arrangements with any Persons other than the Company or its Subsidiaries related to confidential information or trade secrets of such Persons or restricting any such Person's ability to engage in business activities of any nature. To the knowledge of the Company, the activities of the present employees of the

Company or any of its Subsidiaries on behalf of the Company or its Subsidiaries, do not violate any such agreements or arrangements known to the Company.

            (i) The conduct of the business of the Company or any of its Subsidiaries as currently conducted does not infringe upon any Intellectual Property owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe), except such infringement as would not reasonably be expected to result in a Company Material Adverse Effect and is not libelous, slanderous, defamatory, violative in any way of publicity or privacy rights, or obscene, except for such violations as would not reasonably be expected to result in a Company Material Adverse Effect. There are no Claims or suits pending or, to the knowledge of the Company, threatened, and neither the Company nor its Subsidiaries has received any notice of a third party claim or suit, (i) alleging that its activities or the conduct of its business infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor alleging libel, slander, defamation, or other violation of a personal right, or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property, which if resolved adversely to the Company or any of its Subsidiaries, would have a Company Material Adverse Effect.

            (j) To the knowledge of the Company, no third party is misappropriating, infringing, diluting, or otherwise violating any Company Intellectual Property, and, no such claims are pending against a third party by the Company or any of its Subsidiaries.

            (k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any of the Company Intellectual Property nor require the consent of any governmental authority or third party in respect of any such Intellectual Property.

            (l) To the knowledge of the Company, no current or former director, officer or employee of the Company or any of its Subsidiaries (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Company Intellectual Property.

            (m) Section 4.14(m) of the Company Disclosure Schedule sets forth a complete and accurate list of all Software (other than Software acquired in the ordinary course of business or having an acquisition price of less than $25,000 individually or $500,000 in the aggregate) owned, licensed, leased, or otherwise used by the Company and each of its Subsidiaries, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be. With respect to the Software set forth in Section 4.15(m) of the Company Disclosure Schedule that the Company and each of its Subsidiaries own, such Software was either developed (i) by employees of the Company or any of its Subsidiaries within the scope of their employment, or (ii) by independent contractors who have assigned their rights to the Company or any of its Subsidiaries pursuant to written agreements.

            (n) The Company and each of its Subsidiaries own or have the valid right to use (including, without limitation, the rights to copy, distribute and sell to any party) all Software developed by the Company or any of its Subsidiaries, whether developed for itself (as part of its core technology or otherwise) or on behalf of any third party.

            (o) The Company and each of its Subsidiaries have experienced no material problems or failures with respect to Year 2000 Compliance, and to the best knowledge of the Company, will not experience any such Year 2000 Compliance problems or failures in the future. As used herein, "Year 2000 Compliant" and "Year 2000 Compliance" mean for all dates and times, including, without limitation, dates and times after December 31, 1999 and in the multi-century scenario, when used on a stand-alone system or in combination with other software or systems: (i) the application system functions and receives and processes dates and times correctly without abnormal results; (ii) all date-related calculations are correct (including, without limitation, age calculations, duration calculations and scheduling calculations); (iii) all manipulations and comparisons of date-related data produce correct results for all valid date values within the scope of the application; (iv) there is no century ambiguity; (v) all reports and displays are sorted correctly; and (vi) leap years are accounted for and correctly identified (including, without limitation, that 2000 is recognized as a leap year).

            Section 4.15  CONTRACTS AND COMMITMENTS.

                  (a) Section 4.15(a) of the Company Disclosure Schedule sets forth all material contracts of the Company and its Subsidiaries.

                  (b) There are no purchase contracts or commitments under which the Company or any of its Subsidiaries is required to pay in excess of $50,000 which continue for a period of more than 12 months or is in excess of the normal, ordinary, and usual requirements of business or at any excessive price.

                  (c) There are no outstanding sales contracts, commitments, or proposals of the Company or any of its Subsidiaries that call for the payment or receipt of more than $50,000 in a fiscal quarter which continue for a period of more than 12 months or which the Company believes will result in any loss in excess of $10,000 to the Company and its Subsidiaries, taken as a whole upon completion or performance thereof.

                  (d) Neither the Company nor any of its Subsidiaries has any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, or dealers that are not cancellable by it on notice of not longer than 30 days and without liability, penalty, or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

                  (e) Neither the Company nor any of its Subsidiaries is in default, nor, to the best knowledge of the Company, is there any basis for any valid claim of default under any material contract made or obligation owed by it.

                  (f) Neither the Company nor any of its Subsidiaries is restricted by contract from carrying on its business anywhere in the world.

                  (g) Neither the Company nor any of its Subsidiaries is under any material liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers.

                  (h) Neither the Company nor any of its Subsidiaries has any obligation for borrowed money, including guarantees of or agreements to acquire any such obligation of others.

                  (i) Neither the Company nor any of its Subsidiaries has any outstanding loan to any Person other than to the Company or its Subsidiaries.

                  (j) Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent, or otherwise), as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any Person.

                  (k) None of the officers, directors or, to the best knowledge of the Company, shareholders of the Company has any interest in any property, real or personal, tangible or intangible, including, without limitation, the Intellectual Property Rights, that is material to the conduct of the business of the Company and its Subsidiaries taken as a whole.

            Section 4.16  LABOR RELATIONS.

                  (a) (i) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries and since inception there has not been any such action; (ii) to the knowledge of the Company, no union claims to represent the employees of the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or its Subsidiaries; (iv) none of the employees of the Company or its Subsidiaries is represented by any labor organization and the Company has no knowledge of any current union-organizing activities among the employees of the Company or its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) there are no written personnel policies, rules or procedures applicable to employees of the Company or its Subsidiaries other than those set forth in Section 4.16(a) of the Company Disclosure Schedule, true, correct and complete copies of which have heretofore been delivered to Parent; (vi) the Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, immigration, equal employment opportunity, and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, except when the failure to be in compliance could not reasonably be expected to have a Company Material Adverse Effect; (vii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state agency; (viii) there is no grievance or arbitration proceeding pending which arose out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries; (ix) to the knowledge of the Company, no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (x) to the knowledge of the Company, no federal, state, or local agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company, and no such investigation is in progress; and (xi) there are no complaints, controversies, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened to be brought by any applicant for employment of current or former employees, or classes of the foregoing, alleging breach of any express or implied contract for employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, there are no employment contracts, severance agreements or confidentiality agreements with any employees of the Company. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or other violation of any collective bargaining agreement or any other employment contract to which the Company or any of its Subsidiaries is a party, except, with respect to such employment contracts, as could not reasonably be expected to have a Company Material Adverse Effect.

                  (b) From the enactment of Worker Adjustment and Retraining Notification Act of 1988 (the "WARN ACT") to the date of this Agreement, neither the Company nor any of it Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries thereto, or
(ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of the Company or any of its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) during the ninety-day period prior to the execution of this Agreement.

            Section 4.17 PERSONNEL. Section 4.17 of the Company Disclosure Schedule sets forth a complete and correct list of the names and current salaries of each employee of the Company and its Subsidiaries with a base salary in excess of $85,000, and of all employment, compensation, severance, consulting or indemnification contracts between the Company and its present employees, officers, directors and consultants to the extent the Company has any continuing obligations thereunder. The Company has made available to Parent true and correct copies of all such agreements.

            Section 4.18  ENVIRONMENTAL MATTERS.

                  (a) The Company and its Subsidiaries are in full compliance with all Environmental Laws (as hereinafter defined), which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in full compliance, and, to the knowledge of the Company, there are no material circumstances that may prevent or interfere with such compliance in the future. All of the permits the Company and its Subsidiaries have pursuant to Environmental Laws are listed on Section 4.18(a) of the Company Disclosure Schedule.

                  (b) There are no Environmental Claims pending, alleged or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries, or, to the knowledge of the Company or any of its Subsidiaries, against any Person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

                  (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern by or attributable to the Company or any of its Subsidiaries, that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

                  (d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company or any of its Subsidiaries has stored Materials of Environmental Concern are identified in Section 4.18(d) of the Company Disclosure Schedule, (ii) any underground storage tanks, and the capacity and contents of such tanks, if known to the Company, located on property owned or leased by the Company or any of its Subsidiaries are identified in Section 4.18(d) of the Company Disclosure Schedule, (iii) except as could not reasonably be expected to cause a Company Material Adverse Effect, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company or any of its Subsidiaries, and (iv) no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned, leased or operated by the Company or any of its Subsidiaries.

                  (e) The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company or any of its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws.

                  (f)   For purposes of this Agreement:

                        (i) "ENVIRONMENTAL CLAIM" means any material claim, action, cause of action, investigation or notice (written or oral) by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                        (ii) "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health (excluding those described in Section 4.16(a)(vi)) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                        (iii) "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, but excluding materials commonly employed or wastes commonly generated in office operations and/or janitorial operations.

            Section 4.19  INSURANCE.

                  (a) Section 4.19(a) of the Company Disclosure Schedule contains an accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company or any of its Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies (i) satisfy the obligations of the Company and its Subsidiaries to procure and maintain insurance coverage as required by the contracts set forth in Section 4.15 of the Company Disclosure Schedule and (ii) will remain in full force and effect through the respective dates set forth in Section 4.19(a) of the Company Disclosure Schedule without the payment of additional premiums and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                  (b) All pending claims, if any, made against the Company or any of its Subsidiaries that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Section 4.19(b) of the Company Disclosure Schedule; no such claims have been denied coverage since the Company's inception. During the last six months, no policy of the Company or any of its Subsidiaries has been cancelled by the issuer thereof. During the last six months, the Company or any of its Subsidiaries has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance since the Company's inception.

            Section 4.20 TITLE TO PROPERTIES; ENCUMBRANCES. The Company has good, valid and marketable title to all the tangible properties and assets that it or any of its Subsidiaries purports to own (real, personal and mixed), including, without limitation, all the properties and assets reflected in the December Balance Sheet as being owned by the Company or any of its Subsidiaries, and all the material properties and assets purchased by the Company or any of its Subsidiaries since the date of the December Balance Sheet, which properties and assets (other than inventory) individually or in the aggregate are not in excess of $50,000. All such properties and assets are free and clear of all mortgages, title defects or objections, Liens, claims, charges, security interests or other encumbrances including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations, except, with respect to all such material properties and assets, (a) Liens shown on the December Balance Sheet as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the December Balance Sheet, with respect to which no default exists; (b) imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Company and which have arisen only in the ordinary course of business and consistent with past practice since the date of the December Balance Sheet; and (c) Liens for current taxes not yet due.

            Section 4.21 EQUIPMENT. The equipment of the Company and its Subsidiaries is in good operating condition and repair, normal wear and tear excepted, and is adequate for the uses to which it is being put.

            Section 4.22 LEASES. Section 4.22 of the Company Disclosure Schedule contains a list of all leases relating to real property to which the Company or any of its Subsidiaries is a party, all of which have been previously delivered to Parent. All such leases are valid, binding and enforceable against the Company or its Subsidiaries in accordance with their terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses, and are in full force and effect; there are no existing material defaults by the Company or its Subsidiaries thereunder; and no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by the Company or its Subsidiaries thereunder, except for defaults that could not reasonably be expected to have a Company Material Adverse Effect.

            Section 4.23 RELATED PARTY TRANSACTIONS. No contracts or agreements are in effect as of the date hereof between the Company or its Subsidiaries, on the one hand, and officers, directors or Shareholders of the Company or their respective Affiliates, on the other hand.

            Section 4.24 ABSENCE OF CERTAIN PAYMENTS. Neither the Company, any of its Subsidiaries nor any of their respective officers, directors, employees or agents or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any Governmental Entity and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither the Company, any of its Subsidiaries, nor any of their respective directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

            Section 4.25 BROKERS OR FINDERS. Except for any fees payable to Houlihan Lokey Howard and Zukin Capital, the Company represents, as to itself, and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. True and correct copies of all agreements between the Company or any of its Subsidiaries and Houlihan Lokey Howard and Zukin Capital, including, without limitation, any fee arrangements are included in Section 4.26 of the Company Disclosure Schedule.

            Section 4.26 BOOKS AND RECORDS. The minute books and stock record books of the Company and each of its Subsidiaries contain all (i) minutes of meetings of the shareholders and boards of directors, (ii) written statements of actions taken by the shareholders and boards of directors without a meeting, and (iii) records of the issuance, transfer and cancellation of all shares of capital stock and other securities, in each case since the date of incorporation of the Company and each of its Subsidiaries, respectively. Such minute book and stock record book are true and complete in all material respects.

                                  ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent and Merger Sub represent and warrant to the Company and the Shareholders as set forth below:

            Section 5.1 ORGANIZATION. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of Colorado and has all requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the business, financial condition or results of operation of Parent and its Subsidiaries, taken as a whole (a "PARENT MATERIAL ADVERSE EFFECT"). Parent is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

            Section 5.2  CAPITALIZATION.

                  (a) As of December 31, 1999, Parent had 200,000,000 shares of Parent Common Stock authorized for issuance, of which 53,165,370 shares of Parent Common Stock were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable.

                  (b) All of the Parent Shares will be validly issued, fully paid and nonassessable.

            Section 5.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger have been duly and validly authorized by the respective Board of Directors of Parent and Merger Sub and approved by Parent in its capacity as sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly executed by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            Section 5.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the Fairness Hearing and the filing and recordation of the Certificate of Merger in accordance with the requirements of the CGCL, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof will (i) require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party,
(ii) conflict with or result in any breach of any provision of the charter or bylaws of Parent or Merger Sub, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent, Merger Sub or any of their properties or assets except, in the case of clauses (i), (iii) and (iv), where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and would not reasonably be expected to result in a Parent Material Adverse Effect.

            Section 5.5 SEC REPORTS AND FINANCIAL STATEMENTS. Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since January 28, 2000 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "PARENT SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Parent SEC Documents has been prepared from, and is in accordance with, the books and records of Parent and its Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or in the case of unaudited financial statements, as permitted for presentation in Quarterly Reports on Form 10-Q) and fairly presents the consolidated financial position and the consolidated results of operations and cash flows of the Parent and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

            Section 5.6 ABSENCE OF CERTAIN CHANGES. Except to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since November 15, 1999 through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses and operations in all material respects consistent with past practice only in the ordinary course and there has not occurred any event, change, or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have a Parent Material Adverse Effect.

            Section 5.7 INFORMATION IN DISCLOSURE DOCUMENTS. None of the information supplied in writing by Parent for inclusion or incorporation by reference in (i) the Application will, at the time the Application is filed with the Commissioner and at the time the Fairness Hearing is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading and (ii) the Information Statement will, at the time it is mailed to the Shareholders and at the time of the Special Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Application will comply in all material respects with the provisions of the CSL and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company in writing for inclusion or incorporation by reference therein.

            Section 5.8 ACTIVITIES OF MERGER SUB. Merger Sub was formed for the purpose of participating in the Merger as contemplated in this Agreement.
 Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

            Section 5.9 NO DEFAULT. The businesses of Parent and its Subsidiaries are not being conducted in default or violation (and no event has occurred which with notice, lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) their respective organizational documents, (ii) any note, bond, mortgage, indenture, guarantee, other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound, or
(iii) any United States federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Parent, excluding from the foregoing clauses (ii) and (iii), defaults or violations that could not reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity or other entity with respect to Parent or any of its Subsidiaries is pending or, to the best knowledge of Parent, threatened, nor has any Governmental Entity or other entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future would not have a Parent Material Adverse Effect.

            Section 5.10 LITIGATION. As of the date hereof, except as set forth in the Parent SEC Documents, there is no action, suit, proceeding or, to the knowledge of Parent, investigation pending or, to the knowledge of Parent, threatened, involving Parent or any of its Subsidiaries, by or before any court, governmental or regulatory authority or by any third party that would reasonably be expected to have a Parent Material Adverse Effect.

            Section 5.11 BROKERS OR FINDERS. Neither Parent nor any of its Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except for Thomas Weisel Partners LLC, whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm.

                                  ARTICLE VI

                           COVENANTS OF THE COMPANY

            The Company covenants and agrees to perform as follows:

            Section 6.1 CONDUCT OF BUSINESS PENDING MERGER. Except as otherwise specifically provided in this Agreement, from the date of this Agreement to the earlier of the Effective Time or termination hereof, the Company agrees to (i) conduct its operations only in the ordinary and usual course of business and consistent with past practices and (ii) use its reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers, key employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, key employees, labor organizations and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, the Company will not, directly or indirectly, prior to the Effective Time, without the prior written consent of Parent:

                  (a) except to authorize sufficient capital stock as required to effect the transactions contemplated in connection with the Merger, propose or adopt any amendment to or otherwise change the Company Articles or Bylaws;

                  (b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise), any capital stock of any class or any other securities of, or any other ownership interest in, the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock upon conversion of Preferred Stock, upon exercise of Company Options or Company Warrants, in each case outstanding as of the date of this Agreement or amend any of the terms of any such securities or agreements outstanding on the date hereof except that the Company Warrants may be amended to provide for a cashless exercise procedure such that no more than 205,907 shares of Company Common Stock shall be issued upon conversion of the Company Warrants); PROVIDED, HOWEVER, that holders of Company Options or Company Warrants may exercise such Company Options or Company Warrants.

                  (c) reclassify, combine, split or subdivide any shares of its or its Subsidiaries' capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, other than any dividend declared prior to the date hereof;

                  (d) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding Company Capital Stock, Company Warrants or Company Options or other securities of the Company except pursuant to the Company Benefit Plan;

                  (e) organize any new Subsidiary, acquire any capital stock or equity securities of any corporation or acquire any equity or ownership interest (financial or otherwise) in any business;

                  (f) (i) incur, assume or prepay any material liability, or incur any indebtedness for borrowed money other than in accordance with the Company's current financing arrangements, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party,
(iv) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any Lien thereupon, or (v) authorize any new capital expenditures for property, plant and equipment that, individually or in the aggregate, are in excess of $100,000 per fiscal quarter;

                  (g) make any change in the compensation payable or to become payable to any of its or any of its Subsidiaries' officers, directors, employees, agents or consultants (other than normal recurring salary adjustments in the ordinary course of business consistent with past practice) or to Persons providing management services, or enter into or amend, in any material respect, any existing employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants (other than reasonable travel advances) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons pursuant to an employee benefit plan or otherwise;

                  (h) license (except in the ordinary course of business consistent with past practice) or otherwise transfer or dispose of, any material Intellectual Property Rights of the Company or any of its Subsidiaries, or dispose of or disclose to any Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge other than in the ordinary course of business consistent with past practice;

                  (i) enter into any material contract or transaction other than in the ordinary course of business, consistent with past practices;

                  (j) cancel any debts or waive, release or relinquish any contract rights or other rights of substantial value other than in the ordinary course of business, consistent with past practices;

                  (k) except as explicitly contemplated by Section 6.2 hereof, authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into a term sheet, letter of intent, agreement in principle or a definitive agreement with respect to any merger, consolidation, liquidation, dissolution, or business combination, any acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets or securities;

                  (l) make any change with respect to accounting policies or procedures in effect as of the Company's fiscal year ended December 31, 1999;

                  (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Company's Financial Statements or incurred in the ordinary course of business consistent with past practices since the date thereof;

                  (n) take or commit or agree (in writing or otherwise) to take any of the foregoing actions, or fail to take any action, as a result of which a failure of the conditions set forth in Section 8.1 or 8.2 is likely to occur; or

                  (o) make any election relating to Taxes, change any election relating to Taxes already made, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment.

            Section 6.2  NO SOLICITATION OF COMPETING TRANSACTION.

                  (a) (i) Except as contemplated by this Section 6.2, none of the Company or any Affiliate of the Company shall (and the Company shall not authorize or permit the officers, directors, employees, representatives and agents of the Company and each Affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants, to), directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing financial or operational or other non-public information) any inquiries or the making of any proposal with respect to any acquisition of the capital stock, business or material assets of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "ACQUISITION TRANSACTION") or negotiate, explore or otherwise engage in discussions with any Person with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or that would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                        (ii) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company, the Company Board or its Affiliates from furnishing nonpublic information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written proposal relating to an Acquisition Transaction to the Company, the Company Board or its Affiliates from Persons other than Affiliates of the Company, if any, only to the extent that the Company Board by action of a majority of the directors, determines in good faith, upon the written advice of outside counsel or its financial advisor, with a copy sent to the Parent that (i) such bona fide written proposal is more favorable from a financial point of view to the Shareholders than the Merger and (ii) such action is necessary for the Company Board to comply with its fiduciary duties to the Company under applicable law.

                        (iii) The Company will immediately notify Parent of the existence of any proposal or inquiry, including a request for non-public information, received by the Company, the Shareholders or their respective representatives and the terms thereof (and will immediately provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation.

                  (b) Except as set forth in Section 6.2(a)(ii), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Transaction or (iii) enter into any agreement with respect to any Acquisition Transaction.

            Section 6.3  SHAREHOLDER APPROVAL.  Subject to the provisions of
Section 6.2, the Company shall take all action necessary, in accordance with the CGCL and the Company Articles and Bylaws, to cause its shareholders to consider at a special meeting of the Shareholders (the "Special Meeting") and act upon this Agreement and the Merger no later than three (3) business days after the Commissioner shall determine to issue a permit to issue shares of Parent Common Stock in connection with the Merger following the Fairness Hearing.

            Section 6.4 FURTHER INFORMATION. As soon as such information becomes available, and in any event not later than thirty days after the end of each fiscal month, the Company shall provide to Parent an unaudited balance sheet as of the end of such month and the related statements of results of operations and statements of cash flows for such period together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month.

            Section 6.5 ACCESS; CONFIDENTIALITY. Subject to the Company's confidentiality obligations to third parties, the Company shall afford to the officers, employees, accountants and counsel of Parent, full access during normal business hours from the date hereof until the Effective Time or termination of this Agreement in accordance with the terms hereof, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding anything herein to the contrary, the terms of the confidentiality agreement previously entered into by and between Parent and the Company shall remain in full force and effect.

            Section 6.6 280G CONSENT. Prior to the Closing, the Company shall take such steps as may be necessary to prevent any payment or benefit from being subject to the excise tax payable under section 4999 of the Code or the loss of deductibility under section 280G of the Code in connection with the transactions contemplated by this Agreement, including, but not limited, to taking the steps necessary to qualify for the exemption for small business corporations under section 280G(b)(5) of the Code.

            Section 6.7 COMPANY WARRANTS. Prior to the Closing, the Company shall use its best efforts to cause the holder of each issued and outstanding warrant to purchase shares of Company Common Stock (collectively, the "COMPANY WARRANTS") to exercise such Company Warrant.

            Section 6.8 OUTSTANDING DEBT. Prior to the Closing, the Company shall take all necessary action to effect the conversion of the indebtedness set forth on Section 6.8 of the Company Disclosure Schedule into Company Common Stock.

                                 ARTICLE VII

                               OTHER COVENANTS

            Section 7.1  FAIRNESS HEARING.

                  (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger as promptly as practicable including, but not limited to (i) the prompt preparation and filing with the Commissioner of the documents required by the CSL including, but not limited to, any required Application, request for a hearing ("HEARING REQUEST") or notice of a hearing ("HEARING NOTICE") pursuant to Sections 25121 and 25142 of the CSL (collectively, the "NOTICE MATERIALS"), in connection with the Merger and the issuance of Parent Common Stock, in order to perfect the exemption from registration provided by
Section 3(a)(10) of the Securities Act and the preparation and filing of all other forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties' conditions to Closing. Each of Parent and the Company shall use reasonable efforts to have the Permit Application, Hearing Request and Hearing Notice declared effective under the CSL as promptly as practicable after such filing. In addition, Parent and the Company will prepare, and the Company will distribute, an information statement or proxy statement (the "INFORMATION STATEMENT") along with the Notice Materials, as may be required by California Law, at the earliest practicable date to submit this Agreement, the Merger, and the transactions contemplated hereby, to the Company shareholders. Each of the Parent and the Company will promptly provide all information relating to their respective business and operations necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws. Each of Parent and the Company shall be solely responsible for any statement, information, or omission, in the Notice Materials relating to it or its affiliates based upon the written information furnished by it or its representatives. Notwithstanding the foregoing, or any other covenant herein contained, Parent shall not be required to divest or hold separate or otherwise take or commit to take any action that limits

Parent's freedom of action with respect to, or its ability to retain, the Company or any material portions thereof or any of the businesses, product lines, properties or assets of the Company.

                  (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Merger. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding the Merger. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the Merger, then such party shall promptly notify the other and endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of the Merger, the Company shall use reasonable best efforts to effect such transfers, amendments or modifications.

                  (c) Each of Company and Parent shall (i) give the other party prompt notice of the commencement of any material legal proceeding by or before any court or other governmental body with respect to the Merger or any of the other transactions contemplated by this Agreement and (ii) keep the other party generally informed as to the status of any such legal proceeding.

                  (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent or the Company to commence any litigation against any Person in order to facilitate the consummation of the Merger or to defend against any litigation brought by any third party or Governmental Entity seeking to prevent the consummation of the Merger.

            Section 7.2 PUBLICITY. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, until the Effective Time, or the date this Agreement is terminated or abandoned pursuant to Article IX hereof, neither party hereto nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without prior approval of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

            Section 7.3  DIRECTORS' AND OFFICERS' INDEMNIFICATION.

                  (a)   For purposes of this Section 7.3:

                        (i) "INDEMNIFIED PARTIES" shall mean the current officers and directors of Company and each other person who is or was a director or officer of the Company at or at any time prior to the Effective Time.

                        (ii)  "LOSSES" shall include costs, expenses
      (including reasonable expenses of investigation and attorneys' fees), judgments, awards, fines, penalties, amounts paid in settlement, losses, claims, damages and liabilities.

                        (iii) "PROCEEDING" shall mean any action, suit, proceeding, arbitration, hearing, audit or investigation (whether civil, criminal, administrative or investigative and whether formal or informal).

                  (b) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to (i) each indemnification agreement in effect between Company and any indemnified Party identified in Section 7.3 of the Company Disclosure Schedule and (ii) any indemnification provision contained in the Company Articles or Bylaws (as in effect on the date of this Agreement). Parent and the Surviving Corporation shall ensure that each provision that is currently included in the articles of incorporation or by-laws of Merger Sub relating to indemnification or exculpation from liability shall remain in effect as provisions of the articles of incorporation of the Surviving Corporation at and after the Effective Time, and that no such provision shall be repealed or modified within three years following the Effective Time in any manner that might adversely affect the rights thereunder of any Indemnified Party.

                  (c)   Without limiting the generality or the effect of
Section 7.3(b), during the period commencing as of the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each Indemnified Party against and from any Losses arising from or relating directly or indirectly to any claim or Proceeding that arises or has arisen from or that relates directly or indirectly to (i) any action or omission or alleged action or omission on the part of such Indemnified Party in such Indemnified Party's capacity as a director or officer of Company (regardless of whether such action or omission, or alleged action or omission, shall have occurred prior to, at or after the Effective Time) or (ii) the Merger or any of the other transactions contemplated by or referred to in this Agreement; PROVIDED, HOWEVER, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Surviving Corporation a written notice asserting a right to indemnification under this Section 7.3(c), then the right to indemnification asserted in such notice shall survive beyond the sixth anniversary of the Effective Time. The Surviving Corporation will have the right (at its sole expense) to control the defense of any such claim or Proceeding after the Effective Time; PROVIDED, HOWEVER, that: (1) Parent will not be permitted to enter into any settlement or compromise, or to consent to the entry of any judgment, with respect to such claim or Proceeding unless such settlement, compromise or consent imposes no obligation of any nature on any Indemnified Party and includes an unconditional release of all Indemnified Parties from all liability relating to such claim or Proceeding; and (2) if any Indemnified Party determines in good faith (after consultation with counsel) that, under applicable standards of professional conduct, an actual or potential conflict exists or might reasonably be expected to arise between the position of such Indemnified Party and the position of Parent, the Surviving Corporation or any other Person, then the Indemnified Parties, as a group, at the expense of the Surviving Corporation, shall be entitled to one separate counsel reasonably acceptable to the Surviving Corporation to participate in such Proceeding.

                  (d) During the period commencing as of the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall use its reasonable best efforts to include the officers and directors of the Company on the directors' and officers' liability insurance policy of Parent currently in effect, so long as the aggregate annual premiums for insurance under this Section 7.3(d) do not exceed $25,000.

                  (e) Parent shall bear and pay, and shall reimburse the Indemnified Parties for, all reasonable costs and expenses, including reasonable attorneys' fees, that may be incurred by the Indemnified Parties in seeking to enforce their rights against Parent and the Surviving Corporation under this Section 7.3, but only to the extent that the Indemnified Parties are entitled to indemnification hereunder.

                  (f) This Section 7.3 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Indemnified Parties and their respective heirs, successors and assigns (each of whom shall be entitled to enforce this provision against Parent and the Surviving Corporation) and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

            Section 7.4 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence (or non-occurrence) of any event of which the Company or Parent, respectively, has knowledge, the occurrence (or non-occurrence) of which would be likely to cause any representation or warranty contained in this Agreement of the Company or the Parent, as applicable, to be untrue or inaccurate (if such representation or warranty is qualified by materiality) or untrue or inaccurate in any material respect (if not so qualified) and of the occurrence of any failure of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that (x) delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available to either party hereunder, (y) shall not constitute an admission by the party delivering such notice that any such representation or warranty has been breached and (z) shall not have an effect in determining whether the conditions set forth in Article VIII have been satisfied.

            Section 7.5 TAX-FREE REORGANIZATION. No party hereto shall intentionally take, or cause or allow to be taken, any action whether before or after the Effective Time which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

            Section 7.6 NASDAQ LISTING. Parent shall use its commercially reasonable efforts to cause the Parent shares to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

            Section 7.7 COMPANY 401(k) PLAN. The Company shall take all necessary or prudent action to terminate the Company's 401(k) Plan prior to the Effective Time.

            Section 7.8 The Company shall not, at or prior to the Closing, prepay the Promissory Note with funds other than (a) the proceeds of the Promissory Note or (b) funds obtained in the ordinary course of business consistent with past practice.

                                 ARTICLE VIII

                                  CONDITIONS

            Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by the Company or Parent, as the case may be, to the extent permitted by applicable law:

                  (a) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger; and there shall be no order, decree or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

                  (b) The Commissioner shall have issued the CSL Permit and the qualification thereunder shall not be the subject of any stop order or proceedings seeking a stop order.

                  (c) The Parent Shares to be issued to the Shareholders pursuant to this Agreement and upon exercise of Company Options shall have been authorized for trading on Nasdaq effective upon the Closing Date.

                  (d) This Agreement shall have been adopted and the Merger shall have been approved by the Company Required Vote. For purposes of this Agreement, "Company Required Vote" shall mean the affirmative vote of the holders of a majority of the outstanding shares of (i) Company Common Stock,
(ii) Company Common Stock and Company Preferred Stock and (iii) Company Preferred Stock, in each case, voting separately as a single class as of the record date for the Special Meeting.

            Section 8.2 CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived in writing by the Company:

                  (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date (which need only be true and correct in all respects as of such date), as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                  (b) Parent and Merger Sub shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

                  (c) The Company shall have received from Parent an officer's certificate certifying to the fulfillment of the conditions specified in Section 8.2(a), 8.2(b) and 8.2(d).

                  (d) From the date of this Agreement through the Effective Time, Parent shall not have suffered a Parent Material Adverse Effect and no events or facts which would reasonably be expected to have a Parent Material Adverse Effect shall have occurred or arisen.

                  (e) The Company shall have received an opinion of Troop Steuber Pasich Reddick & Tobey, LLP in form and substance reasonably satisfactory to the Company, dated as of the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in the opinion, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code. In rendering such opinion, Troop Steuber Pasich Reddick & Tobey, LLP may request, receive and rely upon representations contained in the certifications of Parent, Merger Sub, the Company and others, and Parent, Merger Sub and the Company agree to provide such certifications as Troop Steuber Pasich Reddick & Tobey, LLP may reasonably request.

                  (f) The Company shall have received a legal opinion from counsel to Parent in a form reasonably satisfactory to the Company.

            Section 8.3 CONDITIONS OF OBLIGATIONS OF PARENT. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived in writing by Parent:

                  (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date (which need only be true and correct in all material respects as of such date), as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                  (b) The Company shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

                  (c) Parent shall have received from the Company an officer's certificate certifying to the fulfillment of the conditions specified in Sections 8.3(a), 8.3(b), 8.3(d), 8.3(e), 8.3(h), 8.3(m) and
8.3(n).

                  (d) From the date of this Agreement through the Effective Time, the Company shall not have suffered a Company Material Adverse Effect and no events or facts that would reasonably be expected to have a Company Material Adverse Effect shall have occurred or arisen.

                  (e) All consents, permits and approvals of Governmental Entities and other private third parties listed in Section 4.4 of the Company Disclosure Schedule and identified with an asterisk shall have been obtained with no material adverse conditions attached and no material expense imposed on the Company.

                  (f) Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Parent, dated as of the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in the opinion, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may request, receive and rely upon representations contained in the certifications of Parent, Merger Sub, the Company and others, and Parent, Merger Sub and the Company agree to provide such certifications as Skadden, Arps, Slate, Meagher & Flom LLP may reasonably request.

                  (g) Parent shall have received a legal opinion from Troop Steuber Pasich Reddick & Tobey, LLP in a form satisfactory to Parent.

                  (h) As of the Effective Time, no litigation or proceeding shall be threatened or pending against Parent or the Company by any Governmental Entity that seeks to enjoin or prevent the consummation of the Merger, or to require Parent to divest or hold separate any business in connection with the Merger, or which would reasonably be expected to have a Company Material Adverse Effect.

                  (i)   The Company shall have terminated the Company's
401(k) Plan.

                  (j) Holders of no more than three percent (3%) of the outstanding Company Common Stock shall have asserted appraisal rights for shares of Company Common Stock in accordance with the CGCL.

                  (k) Parent shall have received from the Company the FIRPTA Affidavit.

                  (l)   Each of the employees of the Company listed on
Section 8.3(l) of the Company Disclosure Schedule shall have executed employment agreements with Parent in a form satisfactory to Parent.

                  (m) The Shareholders set forth in Section 8.3(m) of the Company Disclosure Schedule, holding at least 60 percent of the voting power of the Company on a Fully Diluted Basis shall have entered into a shareholder agreement substantially in the form attached hereto as Exhibit H (the "SHAREHOLDER AGREEMENT").

                  (n) Each of the Shareholders shall have executed the Supplemental Indemnification Agreement.

                  (o) Each issued and outstanding Company Warrant shall have been exercised in full.

                  (p) The Company indebtedness set forth on Section 6.8 of the Company Disclosure Schedule shall have been converted to Company Common Stock on a basis reasonably satisfactory to Parent.

                  (q) Parent shall be satisfied as of midnight, February 23, 2000, in its sole discretion, with the results of its due diligence investigation of the Company; PROVIDED, HOWEVER, that such date shall be extended by two business days if Parent has not received all materials it has reasonably requested and had an opportunity to review such materials at least two business days, PROVIDED, FURTHER, that such extension shall apply only to matters arising out of those materials requested and not received.

                                  ARTICLE IX

                          TERMINATION AND AMENDMENT

            Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the
Company:

                  (a)   by mutual written consent of the Company and Parent;

                  (b)   by either the Company or Parent, if

                        (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

                        (ii) the Merger is not approved and adopted by the Company Required Vote in accordance with the CGCL and the Company Articles at the Special Meeting;

                        (iii) the Merger shall not have been consummated before April 17, 2000 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate); or

                        (iv) the Commissioner shall finally determine to deny a permit to issue shares of Parent Common Stock in connection with the Merger following the Fairness Hearing.

                  (c) by the Company, if Parent shall have breached any of its representations or warranties if such representation or warranty is qualified by materiality or breached in any material respect if not so qualified, or breached a covenant in any material respect contained in this Agreement, and which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to Parent;

                  (d)   by Parent,

                        (i)   if the Company shall have breached Section
      6.2(b);

                        (ii)  if the Company shall have breached any
      representation or warranty if such representation or warranty is qualified by materiality or breached in any material respect if not so qualified, or breached a covenant in any material respect contained in this Agreement, and which breach cannot be or has not been cured within 30 days after the giving of written notice by Parent to the Company; or

                        (iii) if the Company Board shall have taken action pursuant to Section 6.2(a)(ii).

            Section 9.2 EFFECT OF TERMINATION. (a) In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 9.2, Section 6.5 and Section 12.1, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                  (b) If, so long as Parent is not in material breach of this Agreement and (x) Parent or the Company shall have terminated this Agreement pursuant to Section 9.1(b)(ii) or (iv) or (y) Parent or the Company shall have terminated this Agreement pursuant to Section 9.1(b)(iii) or 9.1(d)(iii) and within one year after a termination pursuant to this clause
(y), the Company (or any of its Subsidiaries) shall have directly or indirectly consummated an Acquisition Transaction, then, in either such case, the Company shall pay Parent (A) the Termination Fee, plus (B) an amount equal to Parent's actual, documented out-of-pocket expenses directly attributable to the negotiation and execution of this Agreement and the attempted completion of the Merger. Any fees or amounts payable under this
Section 9.2(b) shall be paid in same day funds no later than (i) two business days after a termination described in clause (x) of this Section 9.2(b), or
(ii) concurrently with or prior to the consummation of, such Acquisition Transaction, in the case of a termination described in clause (y) of this
Section 9.2(b).

                  (c) Nothing herein shall preclude any of the parties from bringing a cause of action for breach of this Agreement by any of the other parties hereto.

                                  ARTICLE X

                          INDEMNIFICATION AND ESCROW

            Section 10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall survive beyond the Effective Time and shall continue in full force and effect until the date that is eighteen months following the Effective Time except that representations and warranties contained in Sections 4.12, 4.13 and 4.18 shall survive until thirty (30) days after the expiration of all applicable statute of limitation periods including any waivers or extensions thereof, at which time such representations and warranties shall expire except for claims made prior to such date.

            Section 10.2 (a) INDEMNIFICATION BY THE SHAREHOLDERS INDEMNITORS. The Shareholder Indemnitors shall, jointly but not severally, indemnify, hold harmless and reimburse each of Parent and the Surviving Corporation and any employee, director, officer or agent of each of them (the "INDEMNIFIED PARTIES") for (1) any claim, cost, loss, liability or expense (including reasonable attorneys' fees and expenses) or other actual damages (collectively, "DAMAGES") arising, directly or indirectly, from: (a) any breach of any of the warranties or representations of the Company in this Agreement, (b) any failure by the Company to perform or comply with any of its covenants or obligations in this Agreement, (c) any Third Party Claim (as defined below) relating to a breach referred to in clause (a) or (b) above;
(2) any liabilities of the Company at the Effective Time in excess of the estimated liabilities as of the date hereof, including any expenses pursuant to Section 12.1; and (3) the outstanding balance under the Promissory Note as of the Effective Time plus any principal on the Promissory Note which the Company has paid with funds other than funds obtained in the ordinary course of business, consistent with past practice.

            (b) INDEMNIFICATION BY PARENT. Parent shall indemnify, hold harmless and reimburse each Shareholder Indemnitor for any Damages arising, directly or indirectly from any breach of any warranty or representation of Parent in this Agreement and any failure by Parent to perform or comply with any of its covenants or obligations in this Agreement.

            Section 10.3 PROCEDURE FOR THIRD PARTY CLAIMS. Promptly after receipt by an indemnified party under Section 10.2 (each an "Indemnified Party") of notice of the commencement of any action or demand or claim by a third party (a "THIRD PARTY CLAIM") which gives rise to Damages, such Indemnified Party shall, if a claim in respect thereof is to be made against an indemnifying party (each an "Indemnifying Party") under such Section, give notice to the Indemnifying Party (or the Shareholder Representative if the Shareholder Indemnitors are the Indemnified Parties) of its assertion of such claim for indemnification and of the commencement of the action of its assertion of such claim for indemnification and of the commencement of the action or assertion of the Third Party Claim with respect to which the claim for indemnification pertains. Failures to so notify the Indemnifying Party (or the Shareholder Representative, as the case may be) shall not relieve the Indemnifying Party of any liability that they may have to any Indemnified Party except to the extent that the defense of such action or Third Party Claim is materially prejudiced thereby. If any such action shall be brought or a Third Party Claim shall be asserted against an Indemnified Party and it shall give notice to the Indemnifying Party or the Shareholder Representative, as the case may be, of the commencement or assertion thereof, the Indemnifying Party shall be entitled, at the sole expense of the Indemnifying Party to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party PROVIDED, HOWEVER, that: (1) the Indemnifying Party shall not be permitted to enter into any settlement or compromise, or to consent to the entry of any judgment, with respect to such claim or Proceeding unless such settlement, compromise or consent imposes no obligation of any nature on any Indemnified Party and includes an unconditional release of all Indemnified Parties from all liability relating to such claim or Proceeding; and (2) if any Indemnified Party determines in good faith (after consultation with counsel) that, under applicable standards of professional conduct, an actual or potential conflict exists or might reasonably be expected to arise between the position of such Indemnified Party and the position of the Indemnifying Party or any other Person, then the Indemnified Parties, as a group, at the expense of the Indemnifying Parties, shall be entitled to separate counsel reasonably acceptable to the Indemnifying Party to participate in such Proceeding. After notice from the Indemnifying Party to such Indemnified Party or the Shareholder Representative, as the case may be, of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Article X for any fees of other counsel or any other expense (unless such fees or expenses are incurred at the request of the Shareholder Representative), in each case subsequently incurred by such Indemnified Party in connection with the defense thereof. If the Indemnified Party or the Shareholder Representative, as the case may be, receives notice of any action or Third Party Claim, it shall promptly notify the Indemnified Party as to whether, at its expense, it intends to control the defense thereof on behalf of the Indemnifying Party. If the Indemnifying Party defends an action, it shall have full control over the litigation, including settlement and compromise thereof, subject only to the following: no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent (which shall not be unreasonably withheld) unless
(i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party or in the case of a final disposition of such action or Third Party Claim, out of the Escrow Fund and (iii) there is no effect of the compromise or settlement of the litigation on future Taxes of the Parent or the Company. If notice is given to the Indemnified Party or the Shareholder Representative, as the case may be, of the commencement of any action and it does not, within 20 days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnified Party shall have full control over the litigation, including settlement and compromise thereof.

            Section 10.4 INDEMNITY PERIOD. No claim for indemnification under Section 10.2 of the Agreement may be made unless notice is given by the party seeking such indemnification to the party from whom indemnification is sought on or prior to the date on which the applicable representation or warranty expires.

            Section 10.5 SATISFACTION OF INDEMNIFICATION CLAIM. Except as provided in the Shareholder Agreement, following the Effective Time any indemnification or recovery by Parent or the Surviving Corporation under this Agreement, any agreement or instrument contemplated hereby, any document relating hereto or thereto or any Exhibit or Schedule to this Agreement or otherwise relating to the transactions contemplated hereby shall be limited solely to the Escrow Shares then in the Escrow Fund, and each Shareholder Indemnitor's liability shall be limited to such Shareholder Indemnitor's pro rata share of the Escrow Shares in accordance with the terms of the Escrow Agreement. In all such cases, the value of the Parent Common Stock to be so delivered shall be determined pursuant to the terms of the Escrow Indemnification Agreement.

            Section 10.6 INDEMNIFICATION BASKET. The provisions for indemnity contained in Section 10.1 shall become effective only in the event that the aggregate amount of all indemnifiable damages for which the Shareholder Indemnitors are liable under this Article XI exceeds $500,000 (the "INDEMNIFICATION BASKET"); PROVIDED, HOWEVER, that in the event the indemnification damages for which the Shareholders are liable exceed the Indemnification Basket, the Shareholder Indemnitors shall be responsible for the entire amount of all such damages, consistent with Section 10.1 hereof; and PROVIDED, FURTHER, that the foregoing limitation shall not apply in respect of the indemnification obligations described in clause (3) of
Section 10.2. For purposes of determining whether the Indemnification Basket has been satisfied with respect to any breach of the representations and warranties contained in Article IV hereof that are qualified by the phrase "Company Material Adverse Effect," any such representation or warranty so qualified shall be deemed breached if it is untrue or incorrect, regardless of whether such breach would or could have a Company Material Adverse Effect.
 For the purposes of determining individual or aggregate Damages, the amount of each claim shall be deemed to be an amount (i) net of any insurance proceeds and any indemnity contribution or other similar payment recoverable by the Indemnified Party or any Affiliate from any third party with respect thereto, (ii) net of any reserves provided for the specific item in question on the December Balance Sheet and (iii) net of any refund, credit or other reduction in otherwise required Tax payments of the Indemnified Party of any Affiliate thereof for the taxable period in which the indemnity payment is mad, or (by reason of a carryback) any taxable period prior to the date of such indemnity payment, which is attributable to or arising out of such payment; provided, however, that the determination of any refund, credit or other reduction in otherwise required Tax payments pursuant to this clause
(iii) shall be determined by the Parent in its sole and absolute discretion.

            Section 10.7 FIRPTA AFFIDAVIT. At the Closing, the Company shall provide an affidavit, in a form reasonably satisfactory to Parent, stating under penalties of perjury that the Company is not and has never been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) (the "FIRPTA AFFIDAVIT").

                                  ARTICLE XI

                        DEFINITIONS AND INTERPRETATION

            Section 11.1 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

            "Acquisition Transaction" shall have the meaning set forth in
Section 6.2 hereof.

            "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

            "Agreement" or "this Agreement" shall mean this Agreement and Plan of Reorganization and Merger, together with the Exhibits and Schedules hereto and the Company Disclosure Schedule.

            "Ancillary Agreements" shall mean the Voting and Warrant Exercise Agreement, the Shareholders Agreement and the Indemnification Escrow Agreement.

            "Application" shall mean the Application for Permit under Section 25121 of the California Corporations Code to be filed in accordance with
Section 4.8 of this Agreement with the California Department of Corporations, including the disclosure documents relating thereto.

            "Audits" shall have the meaning set forth in Section 4.12 hereof.

            "Bylaws" shall mean the Bylaws of the Company.

            "CGCL" shall mean the California General Corporation Law.

            "Cancelled Shares" shall have the meaning set forth in Section 2.1 hereof.

            "Certificate of Merger" shall have the meaning set forth in
Section 1.3 hereof.

            "Closing" shall mean the closing referred to in Section 1.2 hereof.

            "Closing Date" shall mean the date on which the Closing occurs.

            "Code" shall have the meaning set forth in the recitals hereto.

            "Commissioner" shall mean the Commission of Corporations of the State of California.

            "Company" shall have the meaning set forth in the preamble hereto.

            "Company Articles" shall have the meaning set forth in 4.1 hereof.

            "Company Benefit Plan" shall mean the Company's 1999 Stock Option Plan.

            "Company Board" shall mean the Board of Directors of the Company.

            "Company Capital Stock" shall mean the Company Common Stock and Company Preferred Stock.

            "Company Certificates" shall have the meaning set forth in
Section 3.1 hereof.

            "Company Common Stock" shall mean the common stock, no par value, of the Company.

            "Company Disclosure Schedule" shall have the meaning set forth in
Article IV.

            "Company Financial Statements" shall have the meaning set forth in Section 4.5 hereof.

            "Company Intellectual Property" shall have the meaning set forth in Section 4.14 hereof.

            "Company Material Adverse Effect" shall have the meaning set forth in Section 4.1 hereof.

            "Company Option" shall have the meaning set forth in Section 2.3 hereof.

            "Company Preferred Stock" shall mean the Series A Preferred Stock, no par value, of the Company.

            "Company Required Vote" shall have the meaning set forth in
Section 8.1 hereof.

            "Company Stock Plan" shall have the meaning set forth in Section 2.

            "Company Warrants" shall have the meaning set forth in Section 2.2 hereof.

            "Content" shall have the meaning set forth in Section 4.14 hereof.

            "Copyrights" shall have the meaning set forth in Section 4.14 hereof.

            "Current Taxes" shall have the meaning set forth in Section 4.12 hereof.

            "CSL" shall have the meaning set forth in Section 4.4 hereof.

            "CSL Permit" shall mean the permit issued by the Commissioner authorizing the issuance of the Parent Common Stock pursuant to the terms and conditions of this Agreement.

            "Date Data" shall have the meaning set forth in Section 4.14 hereof.

            "Damages" shall have the meaning set forth in Section 10.2 hereof.

            "December Balance Sheet" shall have the meaning set forth in
Section 4.5 hereof.

            "Dissenting Shares" shall have the meaning set forth in Section 3.3 hereof.

            "Effective Time" shall have the meaning set forth in Section 1.3 hereof.

            "Environmental Claim" shall have the meaning set forth in
Section 4.18 hereof.

            "Environmental Laws" shall have the meaning set forth in
Section 4.18 hereof.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall have the meaning set forth in Section 4.13 hereof.

            "ERISA Plans" shall have the meaning set forth in Section 4.13 hereof.

            "Escrow Shares" shall have the meaning set forth in Section 3.1 hereof.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Exchange Agent" shall mean the Person or Persons designated by the Parent and reasonably acceptable to the Company to act as exchange agent for payment of the Merger Consideration.

            "Exchange Fund" shall have the meaning set forth in Section 3.1 hereof.

            "Exchange Ratio" shall have the meaning set forth in Section 2.2.

            "Fairness Hearing" shall have the meaning set forth in Section 4.4 hereof.

            "FIRPTA Affidavit" shall have the meaning set forth in Section 10.7 hereof.


            "Fully Diluted Basis" - calculations made on a Fully Diluted Basis shall include:

                  (a) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time;

                  (b) the number of shares of Company Common Stock issuable upon the conversion of any shares of Company Preferred Stock outstanding immediately prior to the Effective Time;

                  (c) the number of shares of Company Common Stock issuable upon the exercise of any Company Options outstanding immediately prior to the Effective Time (whether or not such Company Options are then exercisable);

                  (d) the number of shares of Company Common Stock issuable upon the exercise of any Company Warrants outstanding immediately prior to the Effective Time (whether or not such Company Warrants are then exercisable);

                  (e) the number of shares of Company Common Stock issuable upon the exercise of, and, if applicable, subsequent conversion of, any other rights to acquire any securities of the Company of any nature whatsoever; and

                  (f) the reduction in the number of shares of Company Common Stock received by a holder of any Company Option or Company Warrant as a result of a "cashless exercise" of such Company Option or Company Warrant at any time between February 16, 2000 and the Effective Time.

            "Governmental Entity" shall have the meaning set forth in
Section 4.4 hereof.

            "Hearing Notice" shall have the meaning set forth in Section 7.1 hereof.

            "Hearing Request" shall have the meaning set forth in Section
7.1 hereof.

            "Indebtedness" shall have the meaning set forth in Section 4.2 hereof.

            "Indemnification Escrow Agreement" shall have the meaning set forth in the recitals hereto.

            "Indemnification Basket" shall have the meaning set forth in
Section 10.6 hereof.

            "Indemnified Parties" shall have the meaning set forth in
Section 10.2 hereof.

            "Information Statement"shall have the meaning set forth in
Section 4.8 hereof.

            "Intellectual Property" shall have the meaning set forth in
Section 4.14 hereof.

            "Letter of Transmittal" shall have the meaning set forth in
Section 3.1 hereof.

            "License Agreements" shall have the meaning set forth in
Section 4.14 hereof.

            "Lien" shall have the meaning set forth in Section 4.4 hereof.

            "Loan Obligations" shall have the meaning set forth in Section 7.7 hereof.

            "Losses" shall have the meaning set forth in Section 7.3 hereof.

            "Materials of Environmental Concern" shall have the meaning set forth in Section 4.18 hereof.

            "Merger" shall have the meaning set forth in the recitals hereto.

            "Merger Consideration" shall have the meaning set forth in
Section 2.2.

            "Merger Sub" shall have the meaning set forth in the preamble hereto.

            "Notice Materials" shall have the meaning set forth in Section 7.1 hereof.

            "Parent" shall have the meaning set forth in the preamble hereto.

            "Parent Common Stock" shall have the meaning set forth in
Section 2.2 hereof.

            "Parent Material Adverse Effect" shall have the meaning set forth in Section 5.1 hereof.

            "Parent SEC Documents" shall have the meaning set forth in
Section 5.5 hereof.

            "Parent Shares" shall have the meaning set forth in Section 2.2 hereof.

            "Patents" shall have the meaning set forth in Section 4.14 hereof.

            "PBGC" shall have the meanings set forth in Section 4.13 hereof.

            "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

            "Proceeding" shall have the meaning set forth in Section 7.3 hereof.

            "Promissory Note" shall mean the Convertible Promissory Note of the Company payable to Parent, dated January 28, 2000.

            "Secretary of State" shall mean the Secretary of State of the State of California.

            "Plans" shall have the meaning set forth in Section 4.13 hereof.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Shareholder Agreement" shall have the meaning set forth in
Section 8.2 hereof.

            "Shareholders" shall mean the holders of the Company Capital Stock and Company Warrants.


            "Software" shall have the meaning set forth in Section 4.14 hereof.

            "Special Meeting" shall mean the special meeting of Shareholders convened for the purpose of approving and adopting this Agreement and the transactions contemplated herein.

            "Subsidiary" shall mean, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

            "Surviving Corporation" shall mean the successor or surviving corporation in the Merger.

            "System" shall have the meaning set forth in Section 4.14 hereof.

            "Tax" or "Taxes" shall have the meaning set forth in Section 4.12 hereof.

            "Tax Return" shall have the meaning set forth in Section 4.12 hereof.

            "Termination Fee" shall mean $5,000,000.

            "Third Party Claim" shall have the meaning set forth in Section 10.3 hereof.

            "Trade Secrets" shall have the meaning set forth in Section 4.14 hereof.

            "Trademarks" shall have the meaning set forth in Section 4.14 hereof.

            "US GAAP" shall have the meaning set forth in Section 4.5 hereof.

            "Voting Debt" shall have the meaning set forth in Section 4.2 hereof.

            "WARN Act" shall have the meaning set forth in Section 4.16 hereof.

            "Year 2000 Compliant" and "Year 2000 Compliance" shall have the meaning set forth in Section 4.14 hereof.

            Section 11.2  INTERPRETATION.

            (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

            (b) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

            (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

            (d) The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

            (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

            (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

            (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                 ARTICLE XII

                                MISCELLANEOUS

            Section 12.1 FEES AND EXPENSES. Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Merger shall be paid by the party incurring such expenses; PROVIDED, that (i) any fees and expenses of the Company in excess of $800,000 incurred in connection with this Agreement and the consummation of the Merger shall be borne by the Shareholder Indemnitors and (ii) if any legal action is instituted to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled, in addition to any other relief to which the party is entitled, to reimbursement of its actual attorneys fees.

            Section 12.2 AMENDMENT. This Agreement may be amended by the written agreement by each of the parties hereto but no amendment shall be made that by law requires further approval by the Shareholders without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent, Merger Sub and the Company.

            Section 12.3 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

            Section 12.4 NOTICES. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, sent by facsimile transmission (receipt of which is confirmed) or by mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)   if to the Company, to

                        SDR Technologies, Inc.
                        31225 La Baya Drive, Suite 107
                        Westlake Village, California  91362
                        Attention:  Kelly Kimball
                        Facsimile No.:  (818) 865-1315

with a copy to:

                        Troop Steuber Pasich Reddick & Tobey, LLP
                        2029 Century Park East, 24th Floor
                        Los Angeles, California  90067
                        Attention:  V. Joseph Stubbs, Esq.
                        Facsimile No.:  (310) 728-2243
and

                 (b)    if to Parent, to

                        National Information Consortium, Inc.
                        10975 Benson Street
                        Suite 390, 12 Corporate Woods
                        Overland Park, Kansas  66210
                        Attention:  Kevin Childress
                        Facsimile No.:  (913) 498-3472

with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        300 S. Grand Avenue, Suite 3400
                        Los Angeles, California 90071
                        Attention:  Rod A. Guerra, Esq.
                        Facsimile No.:    (213) 687-5600

            Section 12.5 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            Section 12.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            Section 12.7 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Exhibits and Schedules attached hereto) together with the agreements to be delivered at Closing (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, any provisions of any such latter agreement which are inconsistent with the transactions contemplated by this Agreement being waived hereby, and (b) shall not be assigned by operation of law or otherwise except that Parent and Merger Sub may assign, in their sole discretion, any or all of their rights, interests and obligations hereunder to any direct or indirect wholly or majority owned Subsidiary or Affiliate of Parent; PROVIDED, HOWEVER, that such assignment shall not relieve Parent of its obligations hereunder.

            Section 12.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable principles of conflicts of law.

            Section 12.9 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            Section 12.10 PARTIES IN INTEREST. Except as set forth in Sections 7.3 and 10.2 hereof (which are intended to be for the benefit of the Persons referred to therein and their beneficiaries, and may be enforced by such Persons as intended third-party beneficiaries), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                           NATIONAL INFORMATION CONSORTIUM, INC.

                                           By:
                                               --------------------------------
                                                  Name:
                                                  Title:

                                           SDR ACQUISITION CORP.


                                           By:
                                               --------------------------------
                                                  Name:
                                                  Title:



SDR TECHNOLOGIES, INC.


By:
   -----------------------------
       Name:
       Title: